EXECUTION COPY

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 26, 2004,

BY AND AMONG

BRAVO SPORTS

BSV INC.

AND

VARIFLEX, INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES

Schedule 3.1(b)	—	Subsidiaries
Schedule 3.3	—	Capitalization and Share Ownership
Schedule 3.4	—	Indebtedness
Schedule 3.5(a)	—	Governmental Authorizations
Schedule 3.7(b)	—	Undisclosed Liabilities
Schedule 3.8	—	Certain Changes
Schedule 3.10(a)	—	Litigation
Schedule 3.10(b)	—	Compliance
Schedule 3.11(a)	—	Employment Matters
Schedule 3.12(a)	—	Tax Matters
Schedule 3.12(b)	—	Tax Deficiencies
Schedule 3.13(b)	—	Leased Real Property
Schedule 3.14	—	Environmental Matters
Schedule 3.15	—	Insurance
Schedule 3.16(a)	—	Intellectual Property
Schedule 3.16(b)	—	Intellectual Property Registrations
Schedule 3.16(e)	—	Intellectual Property Actions
Schedule 3.17	—	Benefits Plans
Schedule 3.18	—	Material Contracts
Schedule 3.19	—	Affiliate Transactions
Schedule 3.25	—	Assets
Schedule 3.26	—	Customers and Suppliers
Schedule 4.4(a)	—	Governmental Authorizations
Schedule 5.1	—	Exceptions to Company’s Negative Covenants
Schedule 6.3	—	Governmental Consents
Schedule 7.1	—	Third Party Consents

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 26, 2004, by and among Bravo Sports, a California corporation (the “Purchaser”), BSV Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”) and Variflex, Inc., a Delaware corporation (the “Company” and, together with the Purchaser and Merger Sub, the “Parties”).

RECITALS

WHEREAS, the boards of directors of the Purchaser, Merger Sub and the Company each have approved this Agreement and have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement, with the Company being the Surviving Corporation (as defined herein) and becoming a wholly owned subsidiary of the Purchaser (the “Merger”).

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the willingness of the Purchaser and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into a Support Agreement, dated as of the date hereof.

WHEREAS, the Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Purchaser, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

“Acquisition Proposal” means any offer or proposal for: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction or series of related transactions involving the Company (other than the Merger); (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company constituting fifteen percent (15%) or more of the consolidated assets of the Company or accounting for fifteen percent (15%) or more of the consolidated revenues of the Company (other than the Merger); or (iii) any tender offer, exchange offer or other offer for, or acquisition or series of related acquisitions by any Person or group (within the meaning of Regulation 13D under the Securities Act) of beneficial ownership of, fifteen percent (15%) or more of the outstanding Company Common Stock.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Benefit Plans” means any employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company or its Subsidiaries.

“Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in the City of New York, New York are authorized or obligated by law or executive order to be closed.

“Certificate of Merger” is defined in Section 2.2.

“Closing” is defined in Section 2.10.

“Closing Date” is defined in Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.

“Commitment” is defined in Section 4.8.

“Company” is defined in the first paragraph of this Agreement.

“Company Board Recommendation” is defined in Section 3.21.

“Company Certificate” is defined in Section 2.6(c).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Option Plans” means the Amended and Restated 1994 Variflex Stock Plan and the 1998 Stock Option Plan for Non-Employee Directors.

“Company SEC Reports” is defined in Section 3.6(a).

“Company Stockholders’ Approval” means the approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon; provided that if the Merger and this Agreement are approved by stockholders by written consent which conditions the effectiveness of such consent, then Company Stockholders’ Approval shall not be deemed obtained until such conditions have been satisfied.

“Company Stockholders’ Meeting” is defined in Section 5.4(a).

“Company Stock Issuance Rights” is defined in Section 3.3.

“Company Stock Options” is defined in Section 2.9(a).

“Company Warrants” is defined in Section 2.9(b).

“Confidentiality Agreement” means the Confidentiality Agreement dated January 5, 2004 between the Company and the Purchaser.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 2.7.

“D&O Insurance” is defined in Section 5.9(b).

“Effective Date” is defined in Section 2.2.

“Effective Time” is defined in Section 2.2.

“Employee” means any present or former director, employee or consultant of the Company or its Subsidiaries.

“End Date” is defined in Section 9.1(b).

“Environmental Claim” means any written notice, claim, demand, action, suit, complaint, proceeding, request for information or other communication by (i) any Governmental Authority or (ii) any lessor of any leased property, in either case alleging liability or potential liability (including liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) of the Company or any of its Subsidiaries arising out of, based on or resulting from any violation or alleged violation of Environmental Laws or the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location currently or previously owned, leased or operated by the Company or any of its Subsidiaries.

“Environmental Laws” means any and all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and other laws relating to contamination, pollution or protection of the environment, including laws relating to the use, treatment, storage, release, disposal or transportation of Hazardous Materials.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses.

“ERISA” means the Employee Retirement Security Act of 1974, as amended, and, as the context requires, any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company, or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” is defined in Section 2.8(a).

“Exchange Fund” is defined in Section 2.8(b).

“Excluded Shares” is defined in Section 2.6(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means any federal, state or local government or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, or any quasi-governmental or private body exercising any regulatory, taxing, inspecting or other governmental authority.

“Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants and contaminants regulated pursuant to or forming the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument, and any guarantees or keep-well obligations or other contingent obligations in respect thereof, (ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, but excluding leases of capital equipment entered into in the ordinary course of business not deemed material under GAAP in the Company’s financial statements, in each case consistent with past practice, (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (iv) all obligations or extensions of credit whether secured or unsecured, absolute or contingent, (v) unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Company, (vi) all obligations representing the deferred purchase price of property, (vii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company, whether or not the obligations secured thereby shall have been assumed, (viii) all obligations under synthetic leases, and (ix) all guarantees with respect to indebtedness of others.

“Indemnified Parties” is defined in Section 5.9(a).

“Intellectual Property” is defined in Section 3.16(a).

“Knowledge” means the actual knowledge of any of Jay Losi, Steve Muellner, Petar Katurich and Paula Coffman, after reasonable inquiry of those managerial employees of the Company whom such executive officers reasonably believe would have knowledge of the matters presented.

“Leased Real Property” is defined in Section 3.13(b).

“Legal Prohibition” is defined in Section 9.1(b)(ii).

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority (including judicial decisions applying common law or interpreting any other Legal Requirement) applicable to a Person, its business or its operations.

“Licenses” is defined in Section 3.9(a).

“Liens” means any, with respect to any property or asset, mortgage, easement, lien, pledge (including any negative pledge), security interest or other encumbrance of any nature whatsoever in respect of such property or asset.

“Material Adverse Effect” means any changes, effects or circumstances, taken as a whole, that:

(i) are materially adverse to the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; or

(ii) impair the validity or enforceability of this Agreement against the Company or materially adversely affect or delay the Company’s ability to consummate the Merger and other transactions contemplated hereby or perform its obligations under this Agreement;

provided, however, that the term “Material Adverse Effect” shall not include any change, effect or circumstance arising from:

(A)	general economic, market or political conditions or changes generally applicable to the industries and markets in which the Company operates so long as the Company is not disproportionately affected;

(B)	changes generally applicable to the financial or securities markets;

(C)	any change in GAAP; or

(D)	the announcement of the execution of this Agreement or the prospective consummation of the transactions contemplated by this Agreement, provided the party claiming this exemption shall bear the burden of demonstrating the cause of such change, effect or circumstance.

“Material Contracts” is defined in Section 3.18.

“Maximum Premium Amount” is defined in Section 5.9(b).

“Merger” is defined in the Recitals to this Agreement.

“Merger Consideration” is defined in Section 2.6(b).

“Merger Sub” is defined in the first paragraph of this Agreement.

“Parties” is defined in the first paragraph of this Agreement.

“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of the Real Property (provided that such liens and restrictions were incurred either prior to the time the Company or any of its Subsidiaries acquired an interest in the Real Property or in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially interfere with the use of such Real Property or the Company’s or its Subsidiaries’ operation of their respective business as currently operated), (ii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or deposits or cash or United States government bonds to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred or made in the ordinary course of business consistent with past practice, (iii) liens imposed by law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iv) liens for Taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (v) liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any of its Subsidiaries in the ordinary course of its business, (vi) liens set forth on Schedule 3.4 from the existing Indebtedness of the Company or its Subsidiaries, in each case as security for such Indebtedness.

“Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a Governmental Authority.

“Preferred Stock” is defined in Section 3.3(a).

“Proxy Statement” means the proxy (or information) statement to be distributed to the stockholders of the Company in connection with the Merger and the related transactions contemplated by this Agreement, including any preliminary proxy (or information) statement, definitive proxy (or information) statement or supplement or amendment thereto, in each case filed with the SEC in accordance with the terms and provisions of this Agreement.

“Purchaser” is defined in the first paragraph of this Agreement.

“Representatives” is defined in Section 5.5(a).

“Restraint” is defined in Section 7.6.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” means with respect to any Person, another Person (i) of which greater than fifty percent (50%) of the capital stock, voting securities, other ownership or equity interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or other entity (or, if there are no such voting interests, greater than fifty percent (50%) of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner or similar controlling member.

“Superior Proposal” is defined in Section 5.5(a).

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, personal holding company, accumulated earnings, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, (ii) interest, penalties, fines, or additions to tax or additional amounts with respect to any item described in clause (i) or this clause (ii), and (iii) liability in respect of any items described in clauses (i) or (ii) payable as a successor, by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

“Termination Date” is defined in Section 9.1.

“Termination Fee” is defined in Section 9.3(b).

“Third Party” is defined in Section 5.5(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger

Upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Upon the consummation of the Merger on the terms and conditions of this Agreement, the Surviving Corporation shall succeed to all the rights, assets, liabilities and obligations of the Company and Merger Sub in accordance with the provisions of the DGCL.

Section 2.2 Consummation of Merger

At the Closing, the Parties shall cause the Merger to be consummated by duly filing with the Secretary of State of Delaware a properly executed certificate of merger in accordance with the provisions of the DGCL. Such certificate of merger shall be referred to herein as the “Certificate of Merger.” In accordance with the DGCL and the terms of the Certificate of Merger, the Merger shall be effective at the time and date which is the date and time of the filing of the Certificate of Merger with the Secretary of State of Delaware or such other time and date as the Purchaser and the Company may agree and as shall be specified in the Certificate of Merger (such time and date being hereinafter referred to respectively as the “Effective Time” and the “Effective Date”).

Section 2.3 Effect of Merger

The Merger shall have the effects set forth in this Article II and in Section 259 of the DGCL.

Section 2.4 Certificate of Incorporation and Bylaws

The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation at the Effective Time and until amended in accordance with its terms and as provided by law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 2.5 Directors and Officers

From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time. Such persons shall serve as directors or hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

Section 2.6 Effect on the Shares

As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub:

(a) Cancellation and Conversion of Certain Stock. Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company or any of its wholly owned Subsidiaries, as treasury stock or otherwise, or by the Purchaser or any of its wholly owned Subsidiaries (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(b) Conversion of Common Stock. Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive $7.60 in cash payable to the holder thereof, without interest (the “Merger Consideration”), less any required withholding taxes.

(c) Cancellation and Retirement of the Company Common Stock. As of the Effective Time, all issued and outstanding shares of Company Common Stock (other than Dissenting Shares, which shall be treated in accordance with Section 2.7, and Excluded Shares, which shall be canceled in accordance with Section 2.6(a)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each a “Company Certificate”) previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Company Certificate in accordance with Section 2.8, the Merger Consideration into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to this Section 2.6.

(d) Conversion of Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.

Section 2.7 Dissenting Shares

Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the adoption of this Agreement and approval of the Merger or consented thereto in writing and who have properly exercised their right to dissent from the Merger in accordance with, and shall have complied with all other applicable requirements of, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but instead shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the DGCL, less any required withholding taxes; provided, however, that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration, without interest thereon and less any required withholding taxes, and shall no longer be considered Dissenting Shares. Any holder of Dissenting Shares who becomes entitled to payment for such holder’s Company Common Stock pursuant to Section 262 of the DGCL shall receive payment therefor only from the Surviving Corporation. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Purchaser or as may otherwise be required by applicable law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.8 Exchange of Certificates

(a) Exchange Agent. Prior to the Closing Date, the Purchaser shall appoint a bank or trust company (reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.

(b) Exchange Fund. At the Effective Time, the Purchaser will make available to the Exchange Agent cash in an amount and at times necessary to pay the Merger Consideration (the “Exchange Fund”) due upon the surrender of the Company Certificates. If at any time after the Effective Time, the Exchange Fund is insufficient to pay the Merger Consideration, then Purchaser shall immediately deposit cash in an amount equal to such deficiency. The Exchange Fund shall not be used for any purpose other than the payment of the Merger Consideration and stockholders of the Company shall not be entitled to receive interest on any funds in the Exchange Fund.

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Purchaser and the Surviving Corporation will cause the Exchange Agent to send to each holder of record of the Company Certificates whose shares were converted pursuant to Section 2.6 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser and the Surviving Corporation and the Exchange Agent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange a check in the amount (after giving effect to any required tax withholding) of the Merger Consideration that the holder is entitled to receive under Section 2.6, and the Company Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of the Company Certificates. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a transferee if, and only if, the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Company Certificate (other than the Company Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Company Certificate pursuant to this Article II. In the case of the Company Certificates representing Dissenting Shares, each Company Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the DGCL.

(d) No Further Ownership Rights in the Company Common Stock; Transfer Books. The payment of the Merger Consideration upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and made in full satisfaction of all rights pertaining to such shares of the Company Common Stock, and following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Time and the stock transfer books shall be closed at the Effective Time. If, after the Effective Time, the Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8, subject to applicable law in the case of the Company Certificates representing Dissenting Shares. From and after the Effective Time, holders of the Company Certificates shall cease to have any rights as stockholders of the Company, except as provided by law.

(e) Lost, Stolen or Destroyed Certificates. If any Company Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.8 in exchange for such lost, stolen or destroyed the Company Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to the Purchaser (and, if required by the Purchaser, the posting by such Person of a bond, in such reasonable amount as the Purchaser may direct, as an indemnity) against any claim that may be made against the Exchange Agent or the Purchaser or otherwise with respect to such Company Certificate.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Section 2.8 that remains undistributed to holders of the Company Certificates for six (6) months after the Effective Time shall be delivered by the Exchange Agent to the Purchaser, upon demand, and any holders of the Company Certificates who have not theretofore complied with this Section 2.8 shall thereafter only look to the Purchaser for payment of the Merger Consideration.

(g) No Liability. Neither the Purchaser, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any Person for any stock or cash held by the Purchaser, the Surviving Corporation or the Exchange Agent for payment pursuant to this Section 2.8 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by the Purchaser; provided that such investment shall be in (i) securities issued or directly and fully guaranteed or insured by the Unites States of America government or any agency or instrumentality thereof, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia. Any interest and other income resulting from such investments shall be paid to the Purchaser.

(i) Withholding Rights. The Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of any state, local or foreign tax law. To the extent that amounts are so withheld by the Purchaser, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock in respect of which such deduction or withholding was made by the Purchaser, the Surviving Corporation or the Exchange Agent.

Section 2.9 Stock Options; Warrants

(a) Each holder of an outstanding and unexercised stock option (the “Company Stock Options”) under the Company Option Plans, that is vested and exercisable, shall be entitled to receive at the Effective Time (i) from the Purchaser, an amount in cash (net of any applicable withholding taxes) equal to the product of (A) the number of shares of the Company Common Stock previously subject to the Company Stock Option and (B) the excess of the per share amount of cash to be paid in the Merger over the exercise price per share of the Company Common Stock previously subject to the Company Stock Option; provided, however, that any Stock Option that has an exercise price per share of the Company Common Stock that is equal to or greater than the per share amount of cash to be paid in the Merger shall be canceled in full without any payment in respect thereof; and provided, further, that at and after the Effective Time all Company Stock Options shall be canceled in full, and no Company Stock Options shall be exercisable, whether for shares of the Company Common Stock or shares of the Purchaser common stock.

(b) Each holder of an outstanding and unexercised warrant to purchase Company Common Stock (the “Company Warrants”) that is vested and exercisable, shall be entitled to receive at the Effective Time (i) from the Purchaser, an amount in cash (net of any applicable withholding taxes) equal to the product of (A) the number of shares of the Company Common Stock previously subject to the Company Warrant and (B) the excess of the per share amount of cash to be paid in the Merger over the exercise price per share of the Company Common Stock previously subject to the Company Warrant; provided, however, that any Company Warrant that has an exercise price per share of the Company Common Stock that is equal to or greater than the per share amount of cash to be paid in the Merger shall be canceled in full without any payment in respect thereof; and provided, further, that at and after the Effective Time all Company Warrants shall be canceled in full, and no Company Warrants shall be exercisable, whether for shares of the Company Common Stock or shares of the Purchaser common stock.

(c) The Company shall take all necessary actions with respect to the Company Stock Options and the Company Warrants to terminate such Company Stock Options and Company Warrants as of the Effective Time and to implement the foregoing provisions of this Section 2.9. The Board of Directors of the Company, or, if appropriate, any committee of the Board of Directors administering the Company Option Plans shall adopt such resolutions or take such actions as are necessary to implement the foregoing provisions of this Section 2.9 and carry out the terms of this Agreement.

Section 2.10 Closing

Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 1999 Avenue of the Stars, Los Angeles, CA 90067, at 10:00 a.m., local time, on October 7, 2004, or on the second (2nd) Business Day after all of the closing conditions set forth in Articles VI, VII and VIII have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (in any event, the “Closing Date”), unless otherwise provided by the mutual agreement, in writing, of the Company, the Purchaser and Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser and Merger Sub as follows:

Section 3.1 Organization and Qualification

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws, all as amended to date of the Company, have been delivered or made available to the Purchaser. Such certificate of incorporation and bylaws are in full force and effect as of the date hereof and no other organizational documents are applicable to or binding upon the Company.

(b) Other than its two wholly-owned Subsidiaries—Oketa Limited, a Hong Kong corporation (“Oketa”), and Static Snowboards, Inc., a Delaware corporation (“Static”)—both of which are inactive, the Company does not have any Subsidiaries. Except as set forth in Schedule 3.1(b), Oketa and Static do not have any assets or liabilities.

Section 3.2 Authorization

The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to obtaining the Company Stockholders’ Approval with respect to the Merger, to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transaction so contemplated (other than, with respect to the Merger, obtaining the Company Stockholders’ Approval). This Agreement constitutes the legally valid and binding agreement of the Company (assuming due authorization, execution and delivery of this Agreement by the Purchaser and Merger Sub), enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

Section 3.3 Capitalization and Share Ownership

As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value (the “Preferred Stock”), of which no shares are designated or issued and outstanding. As of the date hereof, (A) 4,628,771 shares of Company Common Stock (excluding shares held by the Company or any of its Subsidiaries, as treasury stock or otherwise) were issued and outstanding, (B) 1,440,965 shares of Company Common Stock were held by the Company and its Subsidiaries, as treasury stock or otherwise, (C) no shares of Preferred Stock were issued and outstanding, (D) 452,000 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options and (E) 700,000 shares of Company Common Stock were reserved for issuance pursuant to Company Warrants. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. All of the shares of the Company Common Stock which may be issued pursuant to the Company Stock Options and Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Schedule 3.3 contains a true and complete list, as of date hereof, of all outstanding options to purchase Company Common Stock granted under the Company Option Plans, and all other options, warrants or rights to purchase or receive Company Common Stock granted by the Company or any of its Subsidiaries (collectively, the “Company Stock Issuance Rights”), the number of shares subject to such Company Stock Issuance Right, the grant dates and exercise prices of each such Company Stock Issuance Right and the names of the holders thereof. There are no outstanding stock appreciation rights or other rights that are linked to the price of the Company Common Stock granted under any Company Option Plan or otherwise, whether or not granted in tandem with a related Company Stock Option. Other than as set forth on Schedule 3.3, there are no options, warrants or other rights to acquire capital stock, or other equity or voting interests in the Company or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in the Company. Except as set forth on Schedule 3.3, each of the outstanding shares of capital stock of, or other equity or voting interest in, the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company, free and clear of all Liens, other than Permitted Liens. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries and, as of the date hereof, no irrevocable proxies have been granted with respect to the shares of the Company Common Stock or equity of Subsidiaries of the Company. Other than (i) rights of lessors under capital and real property leases and commitments for sales of assets in the ordinary course of business consistent with past practice or (ii) as set forth on Schedule 3.3, no Person has any right to acquire any interest in the business or assets of the Company or any of its Subsidiaries (including any right of first refusal or similar right), other than pursuant to this Agreement or pursuant to rights of condemnation or eminent domain afforded by law. No shares of the Company Common Stock are owned by any Subsidiary of the Company.

Section 3.4 Indebtedness

Schedule 3.4 hereto sets forth all of the agreements or instruments pursuant to which any of the Indebtedness (other than clause (iv) of the definition of Indebtedness) of the Company and its Subsidiaries is outstanding, together with the amount outstanding thereunder, in each case as of the date hereof. Other than as set forth on Schedule 3.4, as of the date hereof and as of immediately prior to the Effective Time, there is no default or event of default under any such agreement or instrument, and no event has occurred, which, with notice or lapse of time or both, would be a default or event of default under any such agreement or instrument, with such exceptions as would not reasonably be expected to be material, individually or in the aggregate. Complete and correct copies of each such agreement or instrument set forth on Schedule 3.4 have been delivered or made available to the Purchaser prior to the date hereof.

Section 3.5 Governmental Authorization; Noncontravention

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) such other consents, approvals, authorizations and notifications as are set forth on Schedule 3.5(a), (v) notification to NASDAQ, and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.5(a), contravene, conflict with or result in a violation or breach in any material respect of any provision of any applicable material Legal Requirement (provided that no representation or warranty is made with respect to any antitrust statute, regulation or rule as to which any consent or approval is being sought in accordance with Section 3.5(a)) applicable to the Company or by which its properties or assets are bound or affected, (iii) assuming compliance with the matters referred to in Section 3.5(a), require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any material permit, certificate, approval or other similar authorization from a Governmental Authority held by, or affecting, or relating in any way to, the assets or business of, the Company or any Subsidiary of the Company, or (iv) result in the creation or imposition of any Lien, except for Permitted Liens, on any asset of the Company or any other Subsidiary of the Company.

Section 3.6 SEC Filings

(a) All required reports, prospectuses, forms, schedules, proxy statements or registration statements filed by the Company or any of its Subsidiaries with the SEC in the past three years are collectively referred to herein as the “Company SEC Reports”. A true and complete copy of each of the Company SEC Reports filed prior to the date hereof has been made available to the Purchaser prior to the date hereof. No Subsidiary of the Company is required to file any report, prospectus, form, schedule, proxy statement or registration statement with the SEC.

(b) All Company SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Company SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(c) None of the Company SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective filing dates (with respect to filings made under the Exchange Act ) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities Act), (and, if amended or superseded prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.7 Financial Statements; Undisclosed Liabilities

(a) Company Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including any related notes and schedules) (i) as of and for the fiscal year ended July 31, 2003, included in the Company’s Form 10-K for the year then ended and (ii) as of and for the fiscal quarters ended October 31, 2003, January 31, 2004 and April 30, 2004, included in the Company’s Forms 10-Q for the quarters then ended (A) have been prepared in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein and subject to normal year end adjustments in the case of any unaudited interim financial statements) and (B) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods or as of the dates then ended.

(b) Undisclosed Liabilities. Except as set forth in the financial statements, included in the Company SEC Reports, the Company and its Subsidiaries do not have any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) immaterial liabilities or obligations not required to be disclosed on financial statements prepared in accordance with GAAP, or (iii) liabilities or obligations otherwise set forth on Schedule 3.7(b).

(c) Monthly Financial Statements. A true and complete copy of each of the Company’s unaudited monthly financial statements for the period of August 1, 2001 through June 30, 2004, has been provided to Purchaser prior to the date hereof. Such monthly financial statements have been, and the monthly financial statements provided by the Company to the Purchaser pursuant to Section 5.12 will be, prepared in good faith (A) from the books and records of the Company and its Subsidiaries and (B) except that such monthly financial statements do not include footnote disclosures as required by GAAP and are subject to (i) normal year end adjustments consistent with past practice, which adjustments shall not be material in the aggregate and (ii) changes in deferred tax (and related tax expense) amounts, in accordance with GAAP consistently applied throughout the periods covered thereby, except for changes, if any, required by GAAP.

Section 3.8 Absence of Certain Changes

Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof or as disclosed in Schedule 3.8, since July 31, 2003, or as otherwise expressly permitted by this Agreement, the businesses of Company and each of its Subsidiaries have been operated in the ordinary course and consistent with past practices and since such date there has not occurred:

(a) any Material Adverse Effect or any condition, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any proceeding with respect to a merger, consolidation, liquidation or reorganization of Company or any of its Subsidiaries other than such proceedings relating to this Agreement;

(c) any declaration, payment or setting aside for payment of any dividend or other distribution by the Company or any of its Subsidiaries (except to the Company) or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or securities of the Company or any of its Subsidiaries;

(d) any amendment or change to the Company’s certificate of incorporation or bylaws;

(e) any material change by the Company to its accounting policies, practices, principles or methods for financial accounting or Tax purposes;

(f) any issuance or grant by the Company or any of its Subsidiaries of any rights (including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligation to repurchase or redeem, or any other rights, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries;

(g) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon the exercise of Company Stock Options;

(h) any employment agreement entered into (or amended or supplemented) by the Company or any of its Subsidiaries with any employee, or the grant of any increase in compensation (including employee benefits) of any Employee of the Company or any of its Subsidiaries, except for increases (A) in salary in the ordinary course of business and consistent with past practice, or (B) as required by any employment or other agreement, policy or plan in effect as of July 31, 2003;

(i) any changes in the Company’s severance policy, any severance agreement entered into with, or any amendment to, or modification of, any severance agreement of any director or officer;

(j) any Indebtedness incurred by the Company or any of its Subsidiaries, or any loans made or agreed to be made by or to the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practice;

(k) any acquisition of any capital stock or other ownership interest in any other Person;

(l) any loan made by the Company or any of its Subsidiaries to any officer or director of the Company or any of its Subsidiaries;

(m) any amendment to, or modification of, any Company Stock Option or any adoption of, or amendment to, any Company Option Plan, except as contemplated in this Agreement;

(n) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(o) any material tax election inconsistent with past practice, any settlement or compromise of any material tax liability, applied for any rulings relating to Taxes or filed any amended Tax Returns;

(p) any material revaluation by the Company or any of its Subsidiaries of any material assets of the Company or any of its Subsidiaries;

(q) any entry by the Company or any of its Subsidiaries into, or any amendment of ) any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement);

(r) any agreement by the Company or any of its Subsidiaries to take any of the actions described in the foregoing.

Section 3.9 Licenses

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries, as applicable, holds all licenses, permits, certificates, approvals or other similar authorizations of all Governmental Authorities necessary for such entity to own, lease or operate its properties and assets and to conduct its business as presently conducted (the “Licenses”), (ii) each of the Licenses is valid and in full force and effect, (iii) none of the Governmental Authorities that has issued any License has notified the Company or any of its Subsidiaries (A) of its intent to modify, revoke, terminate or fail to renew any such License, now or in the future, or (B) that the Company or any of its Subsidiaries is in violation of the terms of any such License and no action has been threatened with respect thereto and (iv) there is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any of the Licenses or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any of the Licenses.

Section 3.10 Litigation; Compliance with Laws

(a) Litigation. (i) There is no suit, claim, Action, proceeding (at law or in equity) or investigation pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority, and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that, in any such case described in clauses (i) and (ii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.10(a) identifies all pending litigation to which the Company is a party, and all material (or which would reasonably be expected to become material) proceedings or investigations by a Governmental Authority which, to the Company’s Knowledge, are pending against the Company, as of the date hereof and all resolved (by settlement or court order) litigation for the past three years in which the Company or any of its Subsidiaries is or was a party.

(b) Compliance. Except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof and as of immediately prior to the Effective Time, the Company and its Subsidiaries are in compliance with all Legal Requirements applicable to them or their respective businesses or operations and have not received notification of any asserted present or past failure to so comply.

Schedule 3.10(b) identifies any notifications received by the Company during the past three years of any asserted present or past failure to comply with any Legal Requirements.

Section 3.11 Employment Matters

(a) There is no charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging, with respect to any employee or employees of the Company or any of its Subsidiaries, any violation of any statute or regulation relating to employment and employment practices, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any court, agency or other judicial or arbitral body, except for any such violations that would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.11(a)(i) identifies as of the date hereof any such pending charges, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any charges with respect to workers compensation claims. Schedule 3.11(a)(ii) sets forth the Company’s loss run report as of July 16, 2004 for Crum & Forster Insurance and as of October 25, 2003, 2002 and 2001 for State Fund with respect to workers compensation claims as provided by the Company’s current and previous insurer, and, to the Company’s Knowledge, such report is not missing any claims.

(b) There have been no labor strikes in the past three years and, to the Knowledge of the Company, there are no pending or threatened union organizing efforts, labor strikes, disputes, slow-downs or work stoppages actually pending or threatened against the Company or any of its Subsidiaries.

(c) No employees of the Company or any of its Subsidiaries are covered by any collective bargaining agreement with respect to their employment with the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union agreement for employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries is currently being negotiated or pending negotiation by the Company or any of its Subsidiaries.

(d) There has been no concerted work stoppage with respect to the business activities of the Company or any of its Subsidiaries during the last three years.

(e) To the Knowledge of the Company, there is no complaint against the Company or any of its Subsidiaries issued by or pending before the National Labor Relations Board.

Section 3.12 Tax Matters

(a) Except as disclosed in Schedule 3.12(a), (i) the Company and each of its Subsidiaries has timely filed all income and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) the Company and each of its Subsidiaries has timely paid (and the Company has made adequate reserves therefor in its financial statements included in the Company SEC Reports) all Taxes which are due and payable pursuant to such Tax Returns and (iii) the Company has made due and sufficient accruals in the financial statements in accordance with GAAP in the latest Company SEC Reports for all Taxes of the Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or prior to the date of the latest Company SEC Reports for which Tax Returns have not yet been filed, or for which Taxes have been accrued but are not yet due and owing. The Company and each of its Subsidiaries has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid and owing to any employee.

(b) Except as disclosed in Schedule 3.12(b), (i) neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority and (ii) as of the date hereof there are no audits, examinations, requests for information or other administrative proceedings pending with respect to the Company or any of its Subsidiaries and adequate provision for Taxes with respect to the audits, examinations or other proceedings set forth on Schedule 3.12(b) has been made and reflected on the financial statements in the Company SEC Reports. There are no (i) outstanding agreements or waivers by or with respect to the Company or any of its Subsidiaries that extend the statutory period of limitations applicable to any federal, state or local Tax Returns or Taxes for any period and (ii) Liens for Taxes on the assets of the Company or its Subsidiaries, except for Liens for Taxes not yet due. Neither the Company nor any of its Subsidiaries (i) has entered into any closing agreements or other agreements with any Governmental Authority relating to the payment of Taxes by such Party, (ii) is liable for any unpaid Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, or (iii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting under section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (B) material deferred intercompany gains or any material excess loss accounts, or (C) installment sale or open transaction dispositions made on or prior to the Closing. There will be no Tax allocation or Tax sharing agreement in effect on the Effective Date under which the Company or any of its Subsidiaries may be liable.

(c) The Company is not, and has not been at any time during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 3.13 Real Property

(a) None of the Company or its Subsidiaries owns any real property.

(b) Schedule 3.13(b) lists each real property that is leased by the Company or its Subsidiary (the “Leased Real Property”). Except as disclosed in Schedule 3.13(b), each of the Company and its Subsidiaries hold good and valid leasehold interests in the Leased Real Property free and clear of all Liens, other than Permitted Liens or Liens encumbering the lessor’s interest in the Leased Real Property incurred by the lessor. Each of the leases under which the Leased

Real Property is held (A) is in full force and effect in all material respects, and (B) is enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles. To the Knowledge of the Company, as of the date hereof no material default exists under any lease under which the Leased Real Property is held to which the Company or any of its Subsidiaries is a party and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default. Complete and correct copies of each lease under which the Leased Real Property is held have been delivered or made available to the Purchaser prior to the date hereof. Except as set forth on Schedule 3.13(b), as of the date hereof, there are no existing, or to the Knowledge of the Company, any threatened or pending condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Leased Real Property or any portion thereof.

Section 3.14 Environmental Matters

Except as disclosed in Schedule 3.14, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and its Subsidiaries, to the Knowledge of the Company, are and have been (except for such failures as have been remedied) in compliance with all Environmental Permits, and the Company and its Subsidiaries are otherwise in compliance with all Environmental Laws;

(b) Neither the Company nor any of its Subsidiaries has received any Environmental Claim that has not been fully resolved and, to the Knowledge of the Company, there are no threatened Environmental Claims against the Company or any of its Subsidiaries; and

(c) Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or, to the Knowledge of the Company, to investigation, cleanup, remediation or removal of Hazardous Materials under any Environmental Law.

(d) There is no investigation, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under any Environmental Law. The Company and its Subsidiaries have not received any notice of noncompliance with any Environmental Law.

(e) The Company has made available to Purchaser copies of all environmentally related audits, studies, reports, analyses and results of investigations performed in the past three years with respect to currently or previously owned, leased or operated properties that were performed by the Company, performed at the Company’s request or are otherwise in the Company’s possession.

Section 3.15 Insurance

The material assets and the business operations of the Company and each of its Subsidiaries are insured against claims, losses or damages in amounts that are (i) sufficient to satisfy the insurance coverage requirements of any applicable Legal Requirements and (ii) consistent with the Company’s past practices. All such material policies are in full force and effect. The Company has made available to the Purchaser prior to the date hereof copies of all such material insurance policies, each of which is set forth on Schedule 3.15.

Section 3.16 Intellectual Property

(a) To the Knowledge of the Company, the Company and its Subsidiaries own, license or have valid rights to use all patents, registered and unregistered material trademarks, service marks and trade names, domain names, registered copyrights, technology, know-how and processes, together with all rights, priorities and privileges relating, whether arising under United States, multinational or foreign laws or otherwise and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom that are material and necessary to, and currently used in, the business of the Company and its Subsidiaries (collectively, the “Intellectual Property”). The Company and its Subsidiaries own, license or have valid rights to use the Intellectual Property listed on Schedule 3.16(a).

(b) Schedule 3.16(b) sets forth all material registered patents, material registered trademarks or service marks and material registered copyrights, and material pending applications for any of the foregoing, owned or licensed by the Company and its Subsidiaries.

(c) The Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens, other than Permitted Liens.

(d) To the Knowledge of the Company, there is no material unauthorized use, improper disclosure, infringement or misappropriation of any material trademark owned by the Company or any of its Subsidiaries, or any material trademark held by any third party pursuant to a license from the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, all registrations for material patents, material trademarks, material service marks and material copyrights owned by the Company and its Subsidiaries are unexpired and subsisting. As of the date of this Agreement, to the Knowledge of the Company, the conduct of the business as currently conducted does not constitute an infringement or misappropriation in any material respect of any Intellectual Property of any third party. Except as set forth on Schedule 3.16(e), as of the date of this Agreement, no actions are pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries alleging the material Intellectual Property used in the business in any respect infringes or misappropriates any third party or any third party’s Intellectual Property rights, or challenging the Company’s or its Subsidiaries’ ownership of, or the enforceability or validity of the material Intellectual Property currently used in the business.

Section 3.17 Employee Benefits

Schedule 3.17 contains a true and complete list of each Benefit Plan. The Company has provided to the Purchaser a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement. As to each Benefit Plan that is not in writing, the Company has provided to the Purchaser a written description of such Benefit Plan. Furthermore, as to each Benefit Plan, the Company has provided to the Purchaser a copy of each of the following documents to the extent applicable to such Benefit Plan: (i) the most recent determination letter from the IRS or any pending determination letter application with respect thereto, (ii) the most recent summary plan description and all subsequent summaries of material modifications, and (iii) .the most recent annual report on Form 5500 required to be filed with the IRS with respect to such Benefit Plan. Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and in full compliance, in form and operation, with all applicable laws (including but not limited to ERISA), except for such non-compliance as would not reasonable by expected to have a Material Adverse Effect. As to each Benefit Plan intended to be qualified under Section 401(a) of the Code, the Company has obtained a determination letter from the IRS that the Benefit Plan is so qualified and, to the Knowledge of the Company, such determination has not been revoked and nothing has occurred which reasonably would affect the qualified status of such Benefit Plan. Neither the Company nor any of its ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code or any Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA. There are no pending or, to the Knowledge of the Company, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits). All payments due from the Company from the past three (3) years to date with respect to each of the Benefit Plans have been made, except for any payments in an amount not exceeding $10,000 in the aggregate.

Section 3.18 Material Contracts

Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof and as set forth in Schedule 3.18, neither Company nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment that would be such a “material contract” but for the exception for contracts entered into in the ordinary course of business consistent with past practice, (ii) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit the Company or any of its Subsidiaries from engaging in the business of the Company, (iii) any contracts having an aggregate value of more than $150,000, or an annual value of more than $50,000 (other than purchase orders or sale orders made in the ordinary course of business), including, without limitation, “master agreements” under which multiple purchase orders are issued, (iv) any contracts that contain a covenant restricting the ability of the Company or any of its Subsidiaries to compete in any business or with any person or in any geographic area entered into during the past 12 months, (v) any contracts with affiliates, (vi) any contracts granting any license to any material property, material asset or material right, (vii) any confidentiality, standstill or similar agreements entered into during the past 12 months, other than any such agreements entered into in connection with a possible sale of the Company, (viii) any material contract that (A) prohibits assignment, (B) prohibits assignment or transfer, including by operation of law, (C) prohibits a change of control, in each case without the consent of the other party thereto, (ix) any material contract that otherwise requires consent of or notice to a third party in the event of or with respect to the Merger, (x) all joint venture, partnership or similar agreements, (xi) any agreements pursuant to which the Company’s Indebtedness (other than clause (iv) of the definition of Indebtedness) is outstanding or may be incurred, or (xii) any pending business acquisition or disposition agreement (the contracts, agreements and commitments referred to in clauses (i) - (xii), the “Material Contracts”). Except as set forth on Schedule 3.18, (A) each of the Material Contracts is valid and in full force and effect in all material respects and (B) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any such Material Contracts. To the Knowledge of the Company, no counterparty to any such Material Contracts has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contracts, agreements and commitments, except for defaults or breaches which would not reasonably be expected to be material, individually or in the aggregate. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of the Company. The Company has delivered or made available to the Purchaser a copy of each Material Contract prior to the date hereof. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty has waived or failed to enforce any material rights or material benefits under any Material Contracts. To the Knowledge of the Company, there has not occurred any event giving any counterparty to any such Material Contracts any right of termination, amendment or cancellation of such Material Contract.

Section 3.19 Affiliate Transaction

Except as set forth in Schedule 3.19, benefits under the terms of any Benefit Plans or as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, there are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) executive officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company (except for the provision of services on customary terms) or (iii) to the Knowledge of the Company, affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

Section 3.20 Board Recommendation

The Board of Directors of the Company, at a meeting duly called, has unconditionally and unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and approved the Merger, (iii) subject to Section 5.5, resolved to recommend that the holders of shares of the Company Common Stock approve this Agreement and the Merger, and (iv) subject to Section 5.5, directed that adoption of this Agreement and the Merger be submitted to the Company’s stockholders (collectively, the “Company Board Recommendation”).

Section 3.21 Antitakeover Statutes

Prior to the date hereof, the Board of Directors of the Company has approved the Merger and such action represents the only action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL. No other antitakeover or similar federal, state or local statute or regulation applies or purports to apply to this Agreement, or any of the transactions contemplated hereby.

Section 3.22 Opinion of Financial Advisor

The Company has received the opinion of Barrington Associates to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company is fair to such stockholders from a financial point of view. An executed copy of such opinion has been delivered to the Purchaser.

Section 3.23 Finders and Brokers

No broker, finder or investment banker, financial advisor or other Person, other than Barrington Associates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has provided the Purchaser with copies of all agreements under which any fees are payable to Barrington Associates and all indemnification and other agreements related to the engagement of Barrington Associates.

Section 3.24 Vote Required

The vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holder of any class or series of capital stock of the Company or any of its Subsidiaries necessary to approve the Merger and the transactions contemplated herein.

Section 3.25 Condition and Sufficiency of Assets

The Company and each of its Subsidiaries own and have good title, or valid leasehold interests, to the property and equipment reflected in the most recent balance sheet of the Company referred to in Section 3.7(a) (the “Fixed Assets”), free and clear of all Liens other than Permitted Liens. All of the Fixed Assets are in good operating condition and repair, subject to normal wear and tear, and are usable in the ordinary course of the business of the Company. The Fixed Assets (including leased fixed assets) of the Company constitute all of the fixed assets used in the business of the Company and are sufficient to conduct the business of the Company from and after the Effective Time without interruption and in the ordinary course of business as currently conducted. No Person other than the Company or any of its Subsidiaries owns any rights or interests in any of the Fixed Assets of the Company, other than as set forth on Schedule 3.25.

Section 3.26 Customers and Suppliers

(a) Schedule 3.26 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal years ended July 31, 2004 and July 31, 2003, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.

(b) Except as set forth in Schedule 3.26, since December 31, 2003, (i) no customer or supplier listed on Schedule 3.26 has terminated its relationship with the Company or any of its Subsidiaries, or as of the date hereof, has reduced the volume of its purchases from the Company or any of its Subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and (ii) to the Knowledge of the Company, no such customer or supplier has notified the Company or its Subsidiaries that it intends to terminate its business with the Company or any of its Subsidiaries, or, as of the date hereof, to materially reduce the volume of its purchases from the Company or any of its Subsidiaries.

Section 3.27 Restraint

The Company is not aware of any facts or circumstances that would cause any Governmental Authority or any third party to bring a suit, action or proceeding seeking a Restraint.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER

SUB

The Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification

Each of the Purchaser and Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted, other than such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger

Sub’s ability to consummate the transactions contemplated by this Agreement. Each of the Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as would not reasonably be expected to have a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Complete and correct copies of each of the Purchaser’s and Merger Sub’s certificates of incorporation and bylaws, all as amended to date, have been delivered or made available to the Company. Such certificates of incorporation and bylaws are in full force and effect as of the date hereof.

Section 4.2 Authorization

Each of the Purchaser and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations under this Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by each of the Purchaser and Merger Sub. This Agreement constitutes the legally valid and binding agreement of each of the Purchaser and Merger Sub, as the case may be (assuming due authorization, execution and delivery of this Agreement by the Company), enforceable against each of the Purchaser and Merger Sub in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

Section 4.3 Capitalization and Share Ownership

The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are duly authorized, validly issued and outstanding, fully paid, nonassessable and owned by the Purchaser free and clear of all Liens. No class of capital stock of Merger Sub is subject to preemptive (or similar) rights. Merger Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as described in the first sentence of this Section 4.3, Merger Sub has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock). Except for this Agreement, there are no options, warrants or other rights to acquire capital stock or other equity or voting interests in Merger Sub or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Merger Sub. Except for this Agreement, no Person has any right to acquire any interest in the business or assets of Merger Sub (including any rights of first refusal or similar right).

Section 4.4 Governmental Authorization; Noncontravention

(a) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby requires no consent, approval, authorization or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) such other consents, approvals, authorizations and notifications as are set forth on Schedule 4.4(a), and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of either the Purchaser or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.4(a), contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement (provided that no representation or warranty is made with respect to any antitrust statue, regulation or rule as to which any consent or approval is being sought in accordance with Section 4.4(a)) applicable to the Purchaser or Merger Sub or by which its or any of their respective properties or assets are bound or affected, and (iii) assuming compliance with the matters referred to in Section 4.4(a), require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Purchaser or Merger Sub is entitled under (A) any provision of any agreement or other instrument binding upon the Purchaser or Merger Sub or (B) any license, permit, certificate, approval or other similar authorization held by, or affecting, or relating in any way to, the assets or business of the Purchaser or Merger Sub, other than such exceptions in the case of clauses (ii) and (iii) as would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5 Litigation

(i) There is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser or Merger Sub or any of their respective properties or rights before or by any arbitrator, court or other Governmental Authority, and (ii) neither the Purchaser nor Merger Sub is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority or other arbitrator that, in any such case described in clauses (i) and (ii), would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, there are no suits, claims, actions, proceedings (at law or in equity) or investigations pending or, to the Purchaser’s knowledge, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.6 Ownership of Company Common Stock

Neither the Purchaser nor Merger Sub beneficially own, directly or indirectly, any shares of Company Common Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 4.7 [Intentionally Deleted]

Section 4.8 Financing

As of the date hereof, the Purchaser has delivered to the Company one or more commitment letters (each, a “Commitment Letter” and collectively, the “Commitment”) for an aggregate amount of funding that, together with the cash of the Company the Purchaser reasonably expects to be available at the Closing based upon information that has been provided by the Company to the Purchaser and the other funds the Purchaser reasonably expects to be available at the Closing from the operations and capital resources of the Purchaser, is adequate to pay the Merger Consideration and which the Purchaser reasonably believes is adequate to pay all related fees and expenses. The representations and warranties made by the Purchaser and/or Merger Sub in each Commitment Letter are true and correct as of the dates of such respective Commitment Letters as made therein.

Section 4.9 Restraint

Purchaser is not aware of any facts or circumstances that would cause any Governmental Authority or any third party to bring a suit, action or proceeding seeking a Restraint.

ARTICLE V

PRE-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1 Conduct of Business

(a) During the period from the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or with the prior written consent of the Purchaser, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice, use their respective commercially reasonable efforts to preserve intact their present business organizations, lines of business, rights and franchises and preserve their relationships with customers, suppliers, Employees and others having business dealings with them and comply with all applicable Legal Requirements in all material respects. Without limiting the generality of the foregoing, except as specifically contemplated or permitted by this Agreement or as set forth in Schedule 5.1 hereto, or unless the Purchaser expressly consents in writing in advance, the Company agrees that it will not, and will cause each of its Subsidiaries not to:

(i) enter into any Material Contract, or amend any Material Contract, to which the Company or any of its Subsidiaries is a party or by which any such Person or its assets is bound, except in the ordinary course of business consistent with past practice, or enter into or amend any contract which if so entered into or amended could be reasonably expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement, other than as permitted under Section 5.5;

(ii) sell, lease, license, mortgage, encumber or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practices;

(iii) amend or propose to amend its certificate of incorporation or bylaws;

(iv) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its Subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any of its Subsidiaries, except for (A) dividends paid by any Subsidiary that is, directly or indirectly, wholly owned by the Company and (B) stock issuances made in connection with the exercise of any option under the Company Option Plans or exercise of any outstanding Company Warrants;

(v) issue, deliver, sell, encumber or otherwise dispose of or subject to a Lien, or authorize the issuance, delivery, sale, encumbrance or disposition of, or Lien on any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options outstanding as of the date hereof in accordance with their present terms and the issuance of shares of the Company Common Stock upon the exercise of the Company Warrants outstanding as of the date hereof in accordance with their present terms;

(vi) (A) increase benefits under any Benefits Plan, (B) increase funding under any Benefit Plan, except in the ordinary course of business consistent with past practice or as required by law, (C) establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such Benefit Plan) or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (D) grant or agree to grant any increase in the rates of salaries or compensation payable to any Employee except in the ordinary course of business consistent with past practice (other than as required by law or pursuant to contracts in effect as of the date hereof), (E) loan any money to any Employee of the Company, or (F) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any awards made thereunder) or take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, except for acceleration of vesting of Company Stock Options or the benefits under the Company’s 401(k) plan;

(vii) directly or indirectly acquire, merge or consolidate with, make any investment in, or make any capital contributions to, any Person (other than in or to a Subsidiary of the Company), other than in the ordinary course of business consistent with past practice;

(viii) repurchase or incur, or agree to repurchase or incur, any Indebtedness, other than Indebtedness incurred in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practices;

(ix) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof;

(x) settle or compromise any litigation, investigation, arbitration, proceeding or claim (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves on its books;

(xi) make (to the extent inconsistent with past practice) or change any material tax election, amend any income or other material Tax Return, apply for any rulings relating to Taxes or settle any material tax liability in excess of amounts reserved therefor in the latest Company SEC Reports;

(xii) except as may be required as a result of a change in law or in GAAP, change any of the accounting methods, practices, policies or principles for financial accounting or Tax purposes;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xiv) adopt or enter into any collective bargaining agreement or other labor union contract;

(xv) make any material changes to the insurance on its and its Subsidiaries assets without the Purchaser’s prior written consent, which consent shall not be unreasonably delayed or withheld;

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

Tony Armand is the contact person designated by the Purchaser to administer the process pursuant to which any consent required from the Purchaser under this Section 5.1(a) would be sought. Purchaser agrees to respond to any consent requests promptly, and in any event within five (5) Business Days.

(b) The Company will consult with Purchaser prior to entering into or amending any contract that would require Purchaser’s consent under Section 5.1(a)(i).

(c) The Company and Purchaser shall not knowingly take any action that could reasonably be expected to cause any of the representations and warranties made by it to become untrue or any of the conditions to the Merger to not be satisfied. The Company and Purchaser shall promptly notify the other party if to such party’s knowledge any representation or warranty made by it should become untrue or if it fails to comply in any material respect with any covenant or condition under the Agreement.

Section 5.2 Preparation of the Proxy Statement

(a) As promptly as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. Each of the Parties shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the applicable rules and regulations of NASDAQ, and (iv) the DGCL. The information supplied by the Company for inclusion in the definitive Proxy Statement will not, at the time of mailing of such definitive Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Purchaser or Merger Sub that is contained in or omitted from the definitive Proxy Statement.

(b) The Proxy Statement shall include the Company Board Recommendation, except as otherwise provided in Section 5.5(c) of this Agreement.

(c) The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and advise one another of any oral comments with respect to the

Proxy Statement received from the SEC. The Parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement.

(d) If, at any time after the mailing of the definitive Proxy Statement and prior to the Company Stockholders Meeting, any event should occur that results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the Company and the Purchaser shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to its stockholders each such amendment or supplement.

Section 5.3 Access to Information

Throughout the period prior to the earlier of the Effective Time or the Termination Date, the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to the Purchaser such information concerning the Company’s and its Subsidiaries businesses, properties, financial condition, operations and personnel as the Purchaser may from time to time reasonably request, including the status of any stockholder litigation; provided that the Company may restrict the foregoing access to the extent that any law, rule or regulation of any Governmental Authority applicable to the Company or its Subsidiaries requires that the Company or its Subsidiaries restrict access to any properties or information. Any such investigation by the Purchaser shall not affect the representations or warranties of the Company contained in this Agreement. The Purchaser will hold any information provided under this Section 5.3 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 5.4 Company Stockholders’ Meeting

Whether or not the board of directors of the Company shall take any action permitted by Section 5.5(c), the Company shall establish a record date for and shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, the Merger and the related transactions (such meeting, the “Company Stockholders’ Meeting”); provided that if stockholders holding the requisite number of shares of Common Stock have provided their written consent to approve this Agreement, the Merger and the related transactions, then the Company shall in lieu of the Company Stockholder’s Meeting take such other action as is required to comply with applicable law concerning stockholder notice of such approval. In connection with the Company Stockholders’ Meeting, the Company, acting through its board of directors, will, subject to Section 5.5(c), (i) recommend the approval and adoption of this

Agreement, the Merger and the other transactions contemplated hereby, and (ii) otherwise comply with all Legal Requirements applicable to such meeting.

Section 5.5 No Solicitation

(a) From the date of this Agreement until the earlier of the Effective Time or the Termination Date, the Company will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the “Representatives”) of the Company or any of its Subsidiaries not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any Acquisition Proposal, or engage in any discussions or negotiations regarding an Acquisition Proposal;

(ii) disclose any non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person regarding an Acquisition Proposal; or

(iii) enter into any letter of intent, agreement in principal, acquisition agreement or similar agreement relating to an Acquisition Proposal;

provided that, prior to obtaining the Company Stockholders’ Approval, the Company may negotiate or otherwise engage in discussions with, and furnish non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person (a “Third Party”) who delivers an unsolicited written bona fide Acquisition Proposal that the board of directors of the Company determines in good faith could reasonably be expected to lead to a Superior Proposal if the board of directors of the Company determines in good faith (after consultation with the Company’s outside counsel) that the failure to take such action is reasonably likely to constitute a breach of its fiduciary duties under applicable laws; provided further that the Company can furnish non-public information to a Third Party only after giving Purchaser written notice of such determination. The Company shall provide all such information to Purchaser prior to or concurrently with the time such information is provided to the Third Party, to the extent not already provided to the Purchaser.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal from a Third Party that is for more than fifty percent (50%) of the voting power of the Company or fifty percent (50%) of the consolidated assets of the Company, and which a majority of the entire board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account the Person making the Acquisition Proposal and the likelihood and timing of consummation (including the financial, legal, regulatory and other aspects of the Acquisition Proposal deemed relevant by the board of directors of the Company in good faith), would result in a transaction that is superior from a financial point of view to the Company’s stockholders than the Merger, including any proposed alterations of the terms of this Agreement proposed by the Purchaser in response to such Superior Proposal.

(b) The Company will notify the Purchaser and Merger Sub promptly (but in no event later than three (3) Business Days) after receipt by the Company (or any of its Representatives) of (i) any Acquisition Proposal, or (ii) any communication with the Company or request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall identify the Person making, and the material terms and conditions of, any such Acquisition Proposal. The Company shall, and shall cause its Representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

(c) In the event that prior to obtaining the Company Stockholders’ Approval, the board of directors of the Company determines in good faith, after consultation with its financial advisor and outside counsel, that any unsolicited Acquisition Proposal constitutes a Superior Proposal, the Company may withdraw or modify the Company Board Recommendation, approve or recommend such Superior Proposal or terminate this Agreement in accordance with Section 9.1(d)(i); provided that prior to any such action, the Company shall (i) have given the Purchaser at least three (3) Business Days prior notice of the effectiveness of such action, (ii) pay to the Purchaser the fee referred to in Section 9.3(d), and (iii) negotiate in good faith with Purchaser during such three Business Day period in order to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein.

(d) Nothing contained in this Section 5.5 shall prevent the board of directors of the Company from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent required by Rule 14e-2 and Rule 14d-9 under the Exchange Act or making such disclosure to the Company stockholders as, in the good faith judgment of the board of directors of the Company (after consultation with outside counsel) is required under applicable Legal Requirements.

Section 5.6 Commercially Reasonable Efforts; Consents

Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party which is required to be obtained by such Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the making or obtaining of all necessary filings and registrations with respect thereto, including filings under the HSR Act, if required (ii) the defending of any of any lawsuits or other legal proceedings before any Governmental Authority seeking to enjoin, restrain or delay the consummation of the transactions contemplated by this Agreement, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (iv) the taking of all acts necessary to cause the conditions of the Closing to be satisfied as promptly as practicable and the taking of all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 5.7 Employee Benefits

(a) For a period of twelve (12) months following the Effective Time, the Purchaser shall provide, or shall require the Surviving Corporation to provide, active employees of the Surviving Corporation with employee benefits that are no less favorable in the aggregate than those provided by the Company or its Subsidiaries to such employees under the Benefit Plans as of the Effective Time; provided that in no event shall the Purchaser or the Surviving Corporation be obligated to continue, provide or otherwise take into account any Benefit Plan that relates to equity interests or that is an equity-based arrangement; and provided, further, that nothing herein shall be construed to mean that the Purchaser or the Surviving Corporation cannot amend or terminate any particular Benefit Plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of this Section 5.7 and applicable law are otherwise satisfied. Nothing in the foregoing shall be construed to cancel or impair existing contractual obligations of the Company or its Subsidiaries to any Employee in effect at the Effective Time.

(b) With respect to any employee benefit plans of the Purchaser in which the employees of the Surviving Corporation participate subsequent to the Effective Time, the Purchaser shall, or shall cause the Surviving Corporation to (i) waive all limitations as to pre-existing condition exclusions applicable to such employees to the same extent such exclusions would have been waived under the Benefit Plans in which such employees were participating immediately prior to the Effective Time, and (ii) recognize all service of the employees of the Company or its Subsidiaries with such entity for purposes of eligibility to participate and vesting under any employee benefit plan of the Purchaser in which such employees may be eligible to participate after the Effective Time to the same extent taken into account under the Benefit Plans in which such employees participated immediately prior to the Effective Time.

(c) Nothing in this Agreement shall confer upon any Person any right to continued employment with the Purchaser or the Surviving Corporation, nor shall anything herein interfere with the right of the Purchaser or the Surviving Corporation to terminate the employment or services of any Person at any time following the Effective Date, with or without cause, or to restrict any of the Purchaser, the Surviving Corporation or any of their Affiliates in modifying any of the terms and conditions of the employment or service relationship of any Person following the Effective Date. Except as set forth in Section 5.9, nothing in this Agreement, express or implied, shall confer upon any Employee (or any of their respective beneficiaries or alternate payees) any rights or remedies under or by reason of this Agreement.

Section 5.8 Control of Other Party’s Business

Nothing contained in this Agreement shall give the Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Purchaser’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance

(a) The Surviving Corporation shall (i) indemnify and hold harmless all past and present directors, officers and employees (in all of their capacities) of the Company and its Subsidiaries (such Persons, the “Indemnified Parties”) (A) to the same extent such Persons are indemnified as of the date hereof by the Company pursuant to the Company’s or any Subsidiaries’ certificate of incorporation and bylaws as in existence on the date hereof to the extent permitted by law and (B) without limitation to clause (A), to the fullest extent permitted by law, for any reasonable costs or expenses (including advancing reasonable attorney’s fees and expenses to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, in each case arising out of, relating to or in connection with acts or omissions occurring or alleged to have occurred prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), so long as such Person gives the Surviving Corporation the opportunity to defend any such Action and does not effect any settlement without the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld or delayed), and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provision regarding the elimination of liability of directors to the fullest extent permitted by law and the indemnification of the Indemnified Parties which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of the Company.

(b) The Purchaser and the Surviving Corporation shall cause to be maintained for a period of at least six (6) years after the Effective Time coverage under the Company’s directors’ and officers’ liability insurance policies as in effect on the date hereof for acts or omissions occurring prior to the Effective Time (“D&O Insurance”); provided that (A) the Purchaser may substitute therefor policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts containing terms no less advantageous in the aggregate to the Indemnified Parties, (B) if the existing D&O Insurance expires or is canceled during such period, the Purchaser and the Surviving Corporation will use their commercially reasonable efforts to obtain substantially similar D&O Insurance from a reputable insurer of comparable credit quality, (C) in no event shall the Purchaser or the Surviving Corporation be required to expend more than 250% of the last annual premiums paid by the Company immediately prior to the Effective Time (the “Maximum Premium Amount” ) to maintain or procure D&O Insurance pursuant to this Section 5.9 and (D) if the annual premiums of such

D&O Insurance would exceed the Maximum Premium Amount, the Purchaser or the Surviving Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Maximum Premium Amount.

(c) The provisions of this Section 5.9 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any other indemnification arrangement.

(d) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations in this Section 5.9.

(e) The Surviving Corporation shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations set forth in this Section 5.9.

Section 5.10 Public Statement and Press Releases

Each of the Parties agrees that it shall not, without the prior written consent of the other Parties, make any press release or other public statement concerning this Agreement or the transactions contemplated hereby; provided, however, that (i) the Parties shall mutually agree upon their respective initial press releases regarding the execution of this Agreement and the transactions contemplated hereby, (ii) nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which is consistent in all material respects with the press releases issued by either Party pursuant to clause (i) or, (iii) nothing in this Section 5.10 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary in order to fulfill such Party’s disclosure obligations imposed by law, legal process or the rules of any national securities exchange or automated quotation system, so long as the disclosing Party consults with the other Parties prior to such disclosure and considers in good faith the other Parties’ considerations with respect to such disclosure.

Section 5.11 Financing

The Purchaser and Merger Sub will use their commercially reasonable efforts to obtain the funding necessary to consummate the Merger, pay the Merger Consideration and to pay related fees and expenses, and to make such funds available, or cause such funds to be made available, at the Effective Time. The Purchaser shall not, and shall not permit Merger Sub to, without the prior written consent of the Company, which consent will not be unreasonably delayed or withheld, take any action or enter into any transaction that could reasonably be expected to materially impair or delay or prevent the financing; provided that to the extent this sentence conflicts with the first sentence of this Section 5.11, the first sentence shall govern. The Purchaser shall not amend or alter, or agree to amend or alter the Commitment in any manner that could reasonably be expected to materially impair or delay or prevent the financing under the Commitment without the prior written consent of the Company, which consent will not be unreasonably delayed or withheld; provided that to the extent this sentence conflicts with the first sentence of this Section 5.11, the first sentence shall govern. The Purchaser will notify the Company immediately, and in any event within three (3) Business Days, if any of the Commitment Letters has expired or been terminated.

Section 5.12 Monthly Financial Statements

The Company will provide to the Purchaser a true and complete copy of each of the Company’s unaudited monthly financial statements for the period beginning July 31, 2004 through the Closing prepared in accordance with the provisions of Section 3.7(c) hereof.

ARTICLE VI

CONDITIONS TO EACH PARTY’S OBLIGATIONS

The respective obligations of each Party to this Agreement to effect the Merger and complete the other transactions provided for herein are subject to the fulfillment (or waiver by the Parties) at or prior to the Effective Time of the following conditions (provided that a Party may not rely on the failure of any condition to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement):

Section 6.1 Company Stockholders’ Approval

The Company Stockholders’ Approval shall have been obtained in accordance with applicable Legal Requirements, the certificate of incorporation and bylaws of the Company and the provisions of this Agreement.

Section 6.2 Legal Prohibition

No Legal Prohibition shall have been enacted and be in effect; provided, however, that each of the Parties shall use their commercially reasonable efforts to prevent any such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect, and to take such other actions as are consistent therewith to the extent necessary to remove the Legal Prohibition.

Section 6.3 Receipt of Government Consents

All consents, approvals, authorizations, qualifications and orders of any Governmental Authority set forth on Schedule 6.3 shall have been obtained and evidence thereof, in form reasonably satisfactory to the Parties, shall have been delivered to the Parties and shall be full force and effect as of the Closing.

ARTICLE VII

CONDITIONS OF THE PURCHASER’S AND MERGER SUB’S OBLIGATIONS

The obligations of the Purchaser and Merger Sub to effect the Merger and complete the other transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Purchaser or Merger Sub) at or prior to the Effective Time of the following conditions:

Section 7.1 Receipt of Third Party Consents

All consents, approvals and authorizations listed on Schedule 7.1 shall have been obtained and evidence thereof, in form reasonably satisfactory to the Purchaser, shall have been delivered to the Purchaser and shall be in full force and effect as of the Closing.

Section 7.2 Performance by Company

The Company shall have performed in all material respects all of its agreements and covenants contained in this Agreement required to be performed by it at or prior to the Effective Time.

Section 7.3 Truth of Representations and Warranties

Each of the representations and warranties of the Company contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and complete (as qualified) as of such earlier date), except with respect to the Closing Date as to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.4 Company’s Closing Certificate

The Company shall have delivered to the Purchaser at Closing an officer’s certificate of the Company, solely in such capacity on the behalf of the Company, certifying (i) as to the incumbency and signatures of the officers of the Company who executed this Agreement, (ii) as to the adoption of resolutions of the board of directors of the Company being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, and (B) the performance of the obligations of the Company hereunder, (iii) as to the Company’s bylaws and all amendments thereto as being correct, complete and in full force and effect on the Closing Date, (iv) that the conditions to the Purchaser’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2, and 7.3 have been satisfied.

Section 7.5 No Material Adverse Effect

No Material Adverse Effect shall have occurred after the date hereof.

Section 7.6 Restraint

There is no pending suit, action or proceeding by any Governmental Authority challenging the consummation of the Merger or otherwise seeking to impose material limitations on the ability of Purchaser to hold full rights of ownership of any securities of the Company, seeking to impose material limitations on the ability of Purchaser to effectively control and operate the business and assets of the Company and its Subsidiaries, seeking to obtain damages arising out of the Merger or seeking to compel Purchaser to divest or hold separate any significant portion of the business, assets or property of the Company (a “Restraint”); provided, however, that Purchaser and the Company shall each use its commercially reasonable efforts to prevent any such Restraint and to cause any such Restraint to be vacated or otherwise rendered of no effect, and to take such other actions as are consistent therewith to the extent necessary to remove the Restraint.

Section 7.7 Financing

The Purchaser shall have obtained funding sufficient to consummate the Merger and pay the Merger Consideration and related fees and expenses on economic terms and subject to conditions materially no less favorable than those set forth in the term sheets attached to the Commitment Letters.

ARTICLE VIII

CONDITIONS OF COMPANY’S OBLIGATIONS

The obligations of the Company to effect the Merger and complete the other transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

Section 8.1 Performance by the Purchaser and Merger Sub

The Purchaser and Merger Sub shall have performed in all material respects all of their respective agreements and covenants contained in this Agreement required to be performed by such Party at or prior to the Effective Time.

Section 8.2 Truth of Representations and Warranties

Each of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or the Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 8.3 Purchaser’s Closing Certificate

The Purchaser shall deliver to the Company at Closing an officer’s certificate of the Purchaser, solely in such capacity on the behalf of the Purchaser, certifying (i) as to the incumbency and signatures of the officers of the Purchaser and Merger Sub who execute this Agreement, (ii) as to the adoption of resolutions of the board of directors of the Purchaser and Merger Sub being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, and (B) the performance of the obligations of the Purchaser and Merger Sub hereunder, (iii) as to the Purchaser’s and Merger Sub’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to the Company’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 8.1 and 8.2 with respect to the Purchaser and Merger Sub have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholders’ Approval (any such date, the “Termination Date”):

(a) by the mutual written agreement of the Company and the Purchaser;

(b) by either the Company or the Purchaser upon written notice to the other Party:

(i) if the Merger has not been consummated on or before December 20, 2004 (such date, as it may be extended as set forth below, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) after the date of this Agreement, if any Governmental Authority (including any federal or state court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger or any of the other material transactions contemplated in this Agreement (a “Legal

Prohibition”); provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its commercially reasonable efforts to prevent such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect;

(iii) if the Company Stockholders’ Approval shall not have been obtained following a vote at the Company Stockholders’ Meeting (or any adjournment or postponement thereof) or by written consent in lieu thereof; or

(iv) if any Restraint shall be in effect and shall have become final and non-appealable.

(c) by the Purchaser upon written notice to the Company:

(i) if the board of directors of the Company shall have withdrawn, or modified or changed, in a manner adverse to Purchaser, their approval or recommendation of the Merger or shall have recommended any Acquisition Proposal (other than the Merger) or resolved to do the same;

(ii) if a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2 or Section 7.3 not to be satisfied; provided that such breach cannot be or is not cured within twenty Business Days of notice of such breach from the Purchaser (or, if sooner, five days prior to the End Date); or

(d) by Company upon written notice to the Purchaser:

(i) in accordance with the terms and subject to the conditions of Section 5.5(c); provided that such termination under this clause (d)(i) shall not be effective until Company has made payment of the fee required simultaneously with such termination pursuant to Section 9.3(d); or

(ii) if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied; provided that such breach cannot be or is not cured within twenty Business Days of notice of such breach from Company (or, if sooner, five days prior to the End Date).

Section 9.2 Effect of Termination

If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto, except that (i) the agreements contained in Sections 9.2 and 9.3 and Article X of this Agreement and in the Confidentiality Agreement shall survive the termination hereof, and (ii) no such termination shall relieve any Party of any liability or damages resulting from any willful breach by such Party of this Agreement.

Section 9.3 Fees and Expenses

(a) Except as otherwise provided in this Section 9.3, all costs, fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such cost, fee or expense whether or not the Merger is consummated.

(b) If this Agreement is terminated pursuant to Section 9.1(c)(i), then Company shall pay to the Purchaser a termination fee of $1,250,000 in cash (the “Termination Fee”) at the times provided therefor in Section 9.3(e).

(c) If this Agreement is terminated pursuant to Section 9.1(b)(iii), then the Company shall pay to the Purchaser the Termination Fee at the times provided therefor in Section 9.3(e).

(d) If this Agreement is terminated by the Company pursuant to Section 9.1(d)(i), then the Company shall pay to the Purchaser the Termination Fee at the times provided therefor in Section 9.3(e).

(e) If the Termination Fee becomes payable pursuant to Section 9.3(b) or (c), then the Company shall pay the Termination Fee within one (1) Business Day after the termination of this Agreement. If the Termination Fee becomes payable pursuant to Section 9.3(d), then the Company shall pay the Termination Fee concurrent with the termination of this Agreement. Any payment of the Termination Fee shall be made by wire transfer of immediately available funds. If the Company fails to pay the Termination Fee at the time provided above, it shall pay the costs and expenses of the Purchaser (including legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was required to be paid to the date it is paid; provided, however, that the Company shall not pay such costs and expenses of the Purchaser and the Purchaser shall instead pay to the Company the costs and expenses of the Company (including legal fees and expenses) incurred in connection with such action if the Purchaser’s claim against the Company in such legal action does not prevail.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments, Waivers

Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by each Party against whom such waiver or consent is to be effective; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment or waiver of this Agreement shall be effective that by law requires further approval of the stockholders of the Company unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

Section 10.2 Entire Agreement

This Agreement, the Confidentiality Agreement and the Schedules to this Agreement constitute the entire agreement of all the Parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or either of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party which is not contained in this Agreement or Schedules to this Agreement and no Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. All Schedules to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

Section 10.3 Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other Person without the express prior written consent of the other Parties hereto; provided that Merger Sub may assign its rights under this Agreement to another subsidiary of Purchaser. Any such assignment or transfer made without the prior written consent of the other Parties hereto shall be null and void.

Section 10.4 Headings; Certain Construction Rules

The Article, Section and paragraph headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a “Section” or “Article” shall be deemed to refer to a section or article of this Agreement or a schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

Section 10.5 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser or Merger Sub	c/o Bravo Sports 6600 Katella Avenue Cypress, CA 90630 Attention: Tony Armand Telephone: 714-889-5403 Telecopier: 714-889-5491

With a copy (which shall not constitute notice) to:	Weil, Gotshal & Manges, LLP 700 Louisiana, Suite 1600 Houston, TX 77002 Attention: Steven D. Rubin Telephone: 713-546-5030 Telecopier: 713-224-9511

If to the Company:	5152 North Commerce Avenue Moorpark, CA 93021 Attention: Jay Losi Telephone: 805-523-0322 Telecopier: 805-523-7384

With a copy (which shall not constitute notice) to:	Remy Investors and Consultants, Inc. 1801 Century Park East, Suite 1111 Los Angeles, CA 90067 Attention: Kenneth Berns Telephone: 310-843-0050 Telecopier: 310-843-0010

With a copy (which shall not constitute notice) to:	O’Melveny & Myers LLP 1999 Avenue of the Stars, 7th Floor Los Angeles, CA 90067 Attention: Allison Keller Telephone: 310-553-6700 Telecopier: 310-246-6779

Section 10.6 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof. Each of the Parties hereto irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of federal and state courts in the County of Los Angeles in the State of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the transactions contemplated hereby.

Section 10.7 Further Actions

At any time and from time to time after the Closing, each Party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 10.8 Gender, Tense, Etc.

Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

Section 10.9 Severability

If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a Party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.10 No Third Party Rights

Other than Sections 5.9, which is intended to benefit the Indemnified Parties, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, except to the extent necessary to enforce the provisions of Sections 5.9, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor shall any provisions give any third Persons any right or subrogation over or action against any Party.

Section 10.11 Survival of Representations and Warranties and Agreements

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any claim with respect thereto, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.12 Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

Section 10.13 Specific Performance

The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Section 10.14 Waiver of Jury Trial

Each Party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BRAVO SPORTS

By:	/S/ ANTHONY E. ARMAND
Name: Anthony E. Armand
Title: President

BSV INC.

By:	/S/ ANTHONY E. ARMAND
Name: Anthony E. Armand
Title: President

VARIFLEX, INC.

By:	/S/ RAYMOND H. LOSI II
Name: Raymond H. Losi II
Title: Chief Executive Officer

S-1